UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Zippy Bags, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-3369810
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1844 South 3850 West #B, Suite 262
 Salt Lake City, Utah 84104
(Address of principal executive offices)

(888) 890-5692
(Registrant’s telephone number)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.001 per share.

Item 1.  Description of Registrant’s Securities to be Registered.

COMMON STOCK

This registration statement relates to the Common Stock, par value $0.001 per share (the “Common Stock”), of Zippy Bags, Inc. (the “Company”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors.  Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

In addition, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth. In the event of the Company’s liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.  Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s Board of Directors.

Item 2.  Exhibits.

Exhibit Number

3.1	Articles of Incorporation filed on August 26, 2010 (incorporated herein by reference to the registrant’s Registration Statement on Form S-1 as filed with the SEC on April 22, 2011).

3.2	Amend our Articles of Incorporation to increase the authorized capital of the Company from 250,000,000 shares of $0.001 par value stock to 500,000,000shares of $0.001 par value stock; of which 490,000,000 are common shares and 10,000,000 shares are preferred shares (January 29,2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZIPPY BAGS, INC.

Date: November 5, 2013	By:	/s/Janet Somsen
Janet Somsen
President, Chief Executive Officer, Chief Financial Officer Director (Principal Executive Officer, Chief Financial Officer, and Principal Accounting Officer)